EXHIBIT 10.05

Form of Compensation Agreement for Certain Officers of DSL.net, Inc. (See Schedule A Hereto for Officers and Amounts)

DSL.NET, INC.
50 Barnes Park North, Suite 104
Wallingford, CT 06492

July 25, 2006

Mr. [See Schedule A Hereto]
c/o DSL.net, Inc.
50 Barnes Park North
Suite 104
Wallingford, CT 06492

Mr. [See Schedule A Hereto]:

You have been identified to receive cash compensation under this agreement in recognition of your value to DSL.net, Inc. (the “Company”) in connection with our pursuit of strategic or financing alternatives for the Company and in anticipation of your expected contributions to the Company during the critical near term in support of those efforts. This cash compensation is being made available to you in recognition of your unique knowledge and skills and in consideration for your continuing loyalty and dedication to the Company during this important period, and is in addition to your current compensation and any other benefits to which you are or may become entitled.

The compensation payable hereunder is a fixed gross dollar amount, subject to all applicable withholdings. The compensation amount, totaling $[See Schedule A Hereto], will be paid to you by the Company in lump sum, no later than the next regularly scheduled payroll date following the date of this agreement, subject to the condition subsequent that you shall remain an active employee of the Company on November 15, 2006 (the “Vesting Date”).

Subject to the other terms of this agreement, your absolute right to retain the above payment shall vest on the Vesting Date, provided you have not been earlier terminated by the Company for Cause (as defined below), or resigned from your employment with the Company for any reason, or your employment with the Company has not been previously terminated due to your death or disability. If, prior to the Vesting Date, you are terminated by the Company for Cause, or you resign from your position of employment with the Company for any reason, or your employment with the Company has been terminated due to your death or disability (each, a “Refund Event”), you will forfeit the right to retain any portion of the subject payment, and shall return 100% of the subject payment to the Company within three (3) business days following the occurrence of a Refund Event or the Company’s written notice to you of the occurrence of such Refund Event. For purposes of this agreement, (a) the term “Cause” shall have the meaning ascribed to such term in the Company’s Amended and Restated 2001 Stock Option and Incentive Plan, (b) the term “disability” shall mean your inability, by reason of physical or mental incapacity or prolonged sickness, to materially perform the essential functions of your job, with or without a reasonable accommodation by the Company, for a given period of time, such that the Company would not reasonably be likely to receive the full anticipated benefit of your services, as reasonably determined by the Company’s Board of Directors or Chief Executive Officer, and (c) the term “business day” shall mean a weekday other than a U.S. Federal holiday or day on which banks in the State of Connecticut are authorized to close.

If your employment is terminated by the Company without Cause at any time on or after the date of this agreement and prior to the Vesting Date (other than as a result of your death or disability), you shall immediately fully vest in the subject payment under this agreement.

Please note that the payment to you of any compensation under this agreement does not constitute or imply a contract of employment or otherwise guarantee continued employment by the Company for any particular time period, and that you remain an employee-at-will.

We look forward to your future contributions.

Sincerely,

By Order of the Board of Directors

/s/ David F. Struwas
Name: David F. Struwas
Title: President & Chief Executive Officer

Acknowledged and Agreed to by:

_______________________________
Name: [See Schedule A hereto]
Date: July 25, 2006

SCHEDULE A

Officers and Compensation Amounts

Officer:	Amount:
Marc R. Esterman	$30,500
Walter Keisch	$25,000